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                                                  EXHIBIT 99.4

                                          NEWS RELEASE
Wyman-Gordon Company
244 Worcester Street
Box 8001
North Grafton, Massachusetts  01536-8001
                              Contact: Luis E. Leon
                                       Vice President
                                       Chief Financial Officer
                                       and Treasurer

                                       Business 508-839-4441

     MAY 24, 1994... WYMAN-GORDON COMPANY ANNOUNCED today that, at a Special Meeting, its shareholders voted to approve the company's acquisition of Cameron Forged Products Company, a subsidiary of Cooper Industries, Inc. for 16.5 million new Wyman-Gordon shares of common stock and $5 million cash payable in installments. Management now expects to complete this acquisition before the end of this week. As a result of the acquisition, Cooper will hold approximately 48% of Wyman-Gordon's outstanding common stock. Dewain K. Cross, Senior Vice President, Finance of Cooper, and H. John Riley, Jr., President and Chief Operating Officer of Cooper, have joined Wyman-Gordon's Board of Directors.

     David P. Gruber, who assumed the duties of Chief Executive Officer beginning with today's meeting, commented: "Consolidation within the aerospace forging industry was imperative to bring capacity more in balance with demand and, from resulting efficiency improvements, to further reduce costs."

     The Company also announced it has formulated plans for the integration of the two companies' operations. These plans will include the closure of duplicate facilities, reductions in employment levels and adoption of the best manufacturing processes at all locations. The Company will record a provision for the costs of this integration plan of approximately $30 million and an additional $15 million of non-recurring and mostly non-cash charges relating to other events which occurred during the period. The most significant of these other charges include $5 million incidental to the closure of a casting facility and $5 million for certain employee benefit related accruals and unamortized fees relating to the termination of the former credit facility described below.

     Further, Wyman-Gordon announced today that it will change its fiscal year from the traditional calendar year to a year which begins June 1 and ends May 31. Accordingly, the Company will end a five-month "short-1994 fiscal year" on May 31, 1994 and begin its new fiscal year on June 1, 1994. Mr. Gruber stated: "This change will enable us to conform our year to our customers' needs and will facilitate a whole year of reporting our combined results." During this short-1994 fiscal year, the Company will record the acquisition and all charges discussed above.

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     Finally, the Company announced the completion of a new five-
year $65 million trade receivables securitization facility through its wholly-owned, special-purpose subsidiary, Wyman-Gordon Receivables Corporation. This facility is available for general corporate purposes and replaces a $40 million revolving credit agreement. This new facility, which received an AAA rating from Standard & Poors, improves the Company's already strong liquidity. The Company's current cash position approximates $25 million.

     Wyman-Gordon is a leading manufacturer of high quality technically advanced forgings, investment castings and composite structures for the commercial transportation and defense equipment industries.










































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